Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30024, 333-34810, 333-39456, 333-108065, 333-133870, 333-133871, 333-171037, 333-173889) and Form S-4 (Nos. 333-131541, 333-174950) of EarthLink, Inc. and in the related Prospectuses of our report dated February 20, 2013 (except for the second paragraph of Note 2 and Notes 3, 6, 15, 19, and 20, as to which the date is August 16, 2013), with respect to the consolidated financial statements of EarthLink, Inc. as of December 31, 2011 and 2012 and for each of the three years in the period ended December 31, 2012, and of our report dated February 20, 2013 with respect to the effectiveness of internal control over financial reporting of EarthLink, Inc. as of December 31, 2012 included in this Current Report (Form 8-K) dated August 16, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 16, 2013